EXHIBIT 10.18
                                                              FORM 10-K
                                           YEAR ENDED DECEMBER 31, 2001



           AGREEMENT TO PURCHASE AND SELL INDUSTRIAL PROPERTY

Parties: BUCYRUS INTERNATIONAL, INC., a Delaware corporation ("Seller"); and INSITE REAL ESTATE DEVELOPMENT, L.L.C. an Illinois limited liability company, or its nominees ("Purchaser").

Effective Date:     October 25, 2001

                                ARTICLE 1
                            Purchase and Sale

     1.1 In consideration of the mutual covenants of the parties described in this Agreement, Seller agrees to sell and Purchaser agrees to purchase all of the right, title, and interest of Seller in and to the following:

          (a) That certain parcel of land located at 1100 Milwaukee Avenue, South Milwaukee, Wisconsin, legally described on the attached Exhibit A, together with all rights and appurtenances pertaining to such land, including, but not limited to, any right or interest of Seller in and to adjacent streets, alleys, right-of-ways, easements, railroad sidetrack agreements, utility agreements, and any other rights or benefits relating to the land (collectively, the "Real Property");

          (b) All improvements or structures located on the Real Property, specifically including a warehouse/office building containing approximately 927,685 square feet of floor area, and including, but not limited to, any boiler systems, plumbing systems, sanitary systems, fuel oil systems, sprinkler systems, fire and security protection systems, heating, ventilating and air conditioning systems, electrical systems, lighting systems, wiring, temperature controls, loading docks, dock levelers, railroad spur tracks, cranes, and any other fixtures and systems presently located on the Real Property, (collectively, the "Improvements");

          (c) To the extent delivered to Purchaser hereunder, all copies of any existing architectural and engineering plans, soil studies, environmental studies and reports, surveys and all other plans, studies or reports relating to the Real Property or the Improvements;

     The Real Property, and the Improvements are collectively referred to herein as the "Property".

     1.2 Except as specifically provided herein, Purchaser shall not assume, or become obligated with respect to, any obligations of Seller.

                                ARTICLE 2
                             Purchase Price

     2.1 The purchase price for the Property is $7,210,000.00 (the "Purchase Price"). The Purchase Price shall be payable as follows:

          (a) Within three (3) business days following the Effective
     Date, Purchaser shall deposit with Lawyers Title Insurance Corporation, National Accounts Division, 10 South LaSalle, Suite 2500, Chicago, Illinois 60603, Attention: Shelly Norman (the "Escrow Agent"), a promissory note in the form attached as Exhibit B (the "Initial Earnest Money").

          (b) At the end of the Review Period, as defined below, if Purchaser has not elected to terminate this Agreement, Purchaser shall replace the Initial Earnest Money with cash in the amount of $100,000.00 (the "Cash Earnest Money"). The Cash Earnest Money shall be subject to the terms and conditions of a Strict Joint Order Escrow Trust Agreement among Seller, Purchaser and Escrow Agent, the terms of which shall be mutually agreed upon but not inconsistent with any of the terms and conditions of this Agreement. The Cash Earnest Money shall be invested as directed in writing by Purchaser. All investment income earned from the Cash Earnest Money shall be paid to the party entitled to the Cash Earnest Money as provided in Article
     10. If the transaction contemplated by this Agreement is consummated, the Cash Earnest Money and any income earned thereon shall be applied against the Purchase Price.

          (c) The balance of the Purchase Price shall be payable in cash on the Closing Date, subject to the closing adjustments as provided for herein.

                                ARTICLE 3
                           Covenants of Seller

     3.1  Seller hereby covenants and agrees with Purchaser as follows:

          (a) Within ten (10) days following the Effective Date, Seller shall deliver to Purchaser copies of all leases of the Property (the "Subleases") and any of the following that cannot be terminated on fewer than 121 days notice: maintenance, management, service, or similar agreements affecting all or any part of the Property.

          (b) At all times following the Effective Date to, and including, the Closing Date, Seller shall cause to be maintained fire and extended coverage insurance upon the Property in an amount equal to the full replacement cost of the Property.

          (c) Within ten (10) days following the Effective Date, Seller shall furnish to Purchaser all certificates of occupancy and other permits and licenses for all or any part of the Property.

          (d) Seller shall make available to Purchaser, during the Review Period and during normal business hours, all material architectural, mechanical, electrical, plumbing, drainage, construction and similar plans, specifications and blueprints maintained in Seller's current files relating to the Property, for purposes of inspection and copying.

          (e) Within ten (10) days following the Effective Date, Seller shall furnish to Purchaser all existing Phase I, Phase II or other environmental reports or studies relating to the Property maintained in Seller's current files.

          (f) Within ten (10) days following the Effective Date, Seller shall furnish to Purchaser an accurate legal description of the Property.

     3.2 At the time any of the above referenced documents are furnished or delivered to Purchaser, Seller thereby covenants, warrants and represents that such documents are true, accurate and complete copies of the documents in Seller's files, and if Seller does not have in its possession any of the requested documents or such documents do not exist following due inquiry and investigation of Seller, Seller shall also furnish a statement to that effect and the reason therefor.

                                ARTICLE 4
         Representations and Warranties of Seller and Purchaser

     4.1 Except as shown on Exhibit C attached hereto, Seller warrants and represents to Purchaser that as of the Closing Date:

          (a) The execution and delivery of this Agreement by Seller and the consummation by Seller of the transaction contemplated hereby are within Seller's powers and all requisite action has been taken to make this Agreement valid and binding upon Seller in accordance with its terms and conditions.

          (b) To the best knowledge of John Bosbous and Peter Golden, neither the execution nor delivery of this Agreement by Seller nor its performance by Seller will conflict with or result in a violation or breach of any law, regulation, order, writ, or injunction of any court or governmental agency applicable to Seller, or of any term, condition or any indenture or other contract or agreement to which Seller is a party, or cause a default thereunder, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on the Property pursuant to the terms of any such agreement.

          (c) Seller is the owner of good and marketable fee simple title to the Property, free and clear of any and all liens, deeds of trust, land trusts, mortgages, security interests, leases, or restrictions of any kind, except as provided for in Article 5.

          (d) Neither John Bosbous nor Peter Golden has knowledge of or has received notice of any suits, judgments or material violations relating to or at the Property of any zoning, building, fire, health, pollution, environmental protection or waste disposal ordinance, code, law or regulation which has not been heretofore corrected.

          (e) There are no real estate commissions or leasing commissions due, payable or outstanding with respect to the Property from and after the Closing Date.

          (f) To the best knowledge of John Bosbous and Peter Golden, the Property materially complies with all laws, ordinances, and regulations existing at the Closing Date of every governmental authority or agent having jurisdiction over the Property.

          (g) To the best knowledge of John Bosbous and Peter Golden, there are no pending or contemplated eminent domain proceedings or contemplated changes in the status of zoning for the Property.

     As used in this Section 4.1 and in Section 4.2 below, "material" means any violation, non-compliance, condition or situation that will cost more than $25,000 to remedy.

     4.2 Except as shown on Exhibit C attached hereto, Seller warrants and represents to Purchaser the following environmental matters:

          (a) Seller is not aware of any Hazardous Substances (as hereinafter defined) located on, in, about, or under the Property or the Improvements, except those used, stored and disposed of in the ordinary course of business and in accordance with all applicable statutes, laws, ordinances and governmental orders, rules and regulations..

          (b) To the best knowledge of John Bosbous and Peter Golden, neither the Property nor the Improvements presently are or ever have been utilized for the storage, manufacture, disposal, handling, transportation or use of any Hazardous Substances, except in the ordinary course of Seller's business and in accordance with all applicable statutes, laws, ordinances and governmental orders, rules and regulations.

          (c) There are no past or present investigations, administrative proceedings, litigation or other action proposed, threatened or pending, alleging non-compliance with or violation of any Law or Regulation (as hereinafter defined) relating to the Property or Improvements or relating to any required environmental permits with respect to the Property or Improvements. To the best knowledge of John Bosbous and Peter Golden, neither Seller nor any third party, violated any Law or Regulation with respect to the Property or Improvements.

          (d) For the purpose of this Agreement, the following definitions are used:

               (i) "Law or Regulation" means and includes the Comprehensive Environmental Response and Liability Act ("CERLA" or the Federal Superfund Act) as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA") 42 U.S.C.
          Section 9601-9675; the Federal Resource Conservation and Recovery Act of 1876 ("RCRA"); all applicable Wisconsin environmental laws; the Clean Water Act 33 U.S.C. Section 1321 et seq.; the Clean Air Act 42 U.S.C. Section 7401 et seq., all as amended, and any other existing federal, state, county, municipal, local or other statute, law, ordinance or regulations which may relate to or deal with human health or the environment including, without limitation, all regulations promulgated by a regulatory body pursuant to any such statute, law or ordinance.

               (ii) "Hazardous Substances" means asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste radioactive materials, explosives, known carcinogens, petroleum products or other dangerous, toxic, or hazardous pollutant, contaminant, chemical, material or substance defined as hazardous or as a pollutant or contaminant in, or the release or disposal of which is regulated by, any Law or Regulation.

     4.3 All representations and warranties contained in Sections 4.1 and 4.2 shall be deemed to be continuing and shall survive the Closing for a period of one year.

     4.4 If any representation or warranty herein contained shall be or be found to be false, inaccurate or misleading, then Purchaser shall be entitled to terminate this Agreement or, if the Agreement has already been consummated and provided that notice of Purchaser's claim is given to Seller within the time limitation set forth in Section 4.3 above, to recover as damages, in addition to all other damages legally recoverable, all costs and expenses incurred in correcting or remedying such error, including, without limitation, all costs of defending any regulatory or governmental action resulting from such error, including, without limitation, attorneys' and experts' fees, costs and disbursements.

     4.5  Purchaser represents and warrants to Seller as follows:

          (a) The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transaction contemplated hereby are within Purchaser's powers and all requisite action has been taken to make this Agreement valid and binding upon Purchaser in accordance with its terms and conditions.

          (b) Neither the execution nor delivery of this Agreement by Purchaser nor its performance by Purchaser will conflict with or result in a violation or breach of any law, regulation, order, writ, or injunction of any court or governmental agency applicable to Purchaser, or of any term, condition or any indenture or other contract or agreement to which Purchaser is a party, or cause a default thereunder, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on the Property pursuant to the terms of any such agreement.

          (c) Purchaser is purchasing the Property for its own account (with title to be acquired by an entity controlled by the principals of Purchaser) and not for or on behalf of any other party.

                                ARTICLE 5
                        Title and Survey Matters

     5.1 Within thirty (30) days following the Effective Date, Purchaser shall obtain a current survey of the Property (the "Survey") prepared by a registered land surveyor licensed in the State in which the Property is located, such Survey to be in full compliance with the Minimum Standard Detail Requirements for land title surveys as adopted by the American Title Association and the American Congress on Surveying and Mapping. The cost of the Survey, up to $10,000, shall be paid for by Seller.

     5.2 Within thirty (30) days following the Effective Date, Purchaser shall obtain a current Title Commitment for an Owner's Title Policy and legible copies of all documents referred to therein (the "Title Commitment") issued by Lawyers Title Insurance Corporation, provided that Lawyer's Title Insurance Corporation's quote therefor is comparable to the amount that would be charged by another title company, and otherwise by a national title company selected by Seller (the "Title Company"), showing the status of title to Property, and committing to issue a standard coverage Owner's Title Policy for the Property to Purchaser in the full amount of the Purchase Price at the Closing. The cost of the Title Commitment shall be paid for by Seller.

     5.3 Purchaser shall have fifteen (15) days after its receipt of the Survey and Title Commitment (the "Review Date") to review the Survey and Title Commitment and notify Seller, in writing, of any exceptions shown on the Survey or Title Commitment that are unacceptable to Purchaser (the "Unpermitted Exceptions"). All matters shown on the Survey or Title Commitment and not so objected to by Purchaser on or before the Review Date are called the "Permitted Exceptions". Seller shall have ten (10) days (the "Cure Period") after receipt of Purchaser's notice to either (i) remove any Unpermitted Exceptions, or (ii) cause the Title Company to insure or endorse over such Unpermitted Exceptions, in form and substance satisfactory to Purchaser. The cost of (i) or (ii) in the preceding sentence shall be at the sole cost and expense of Seller and shall be in addition to the cost of the Owner's Title Policy referred to in Section
5.2. If such Unpermitted Exceptions are not cured as provided for above within the Cure Period, Purchaser shall have the option, at its sole election, to:

          (a) terminate this Agreement by giving written notice of termination to Seller within ten (10) days after the expiration of the Cure Period. Upon such termination, Purchaser shall be entitled to the immediate return of the Initial Earnest Money or the Cash Earnest Money, as the case may be, and all investment income earned thereon; or

          (b) waive such Unpermitted Exceptions, and proceed to close the transaction contemplated by this Agreement, subject to such Unpermitted Exceptions.

If any additional exceptions appear in any updated Title Commitment or Survey after the Review Date, Seller shall cause the same to be removed or cause the Title Company to endorse or insure over the same at or prior to the Closing. If Seller fails or elects not to cause such exceptions to be removed or insured over, Purchaser may accept title to the Property subject to such additional exceptions and proceed to close the transactions contemplated hereby, or else Purchaser may terminate this Agreement by giving written notice thereof to Seller, in which event the Earnest Money and all accrued interest thereon shall be refunded to Purchaser, and Seller shall pay to Purchaser a termination fee as Purchaser's sole and exclusive compensation for Seller's failure or election not to cause such exceptions to be removed or insured over as follows: (a) if the appearance or existence of the additional exception was and is not within the control of Seller, such payment shall equal the sum (the "Aggregate Payment") of (i) $200,000, plus (ii) the amount of all costs and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby, up to a maximum Aggregate Payment of $500,000, or (b) if the appearance or existence of the additional exception was or is within the control of Seller, such payment shall equal $500,000.


     5.4 At Closing, Seller shall convey to Purchaser by general warranty deed, good and marketable title in fee simple to the Property, free and clear of any and all liens, deeds of trust, land trusts, mortgages, pledges, security interest, leases (other than the Subleases), charges, encumbrances, easements, assessments, restrictions and other conditions, except for the Permitted Exceptions.

     5.5 At Closing, Seller shall cause to be delivered to Purchaser, at Seller's sole cost and expense, the Owner's Title Policy described in
Section 5.1, subject only the Permitted Exceptions.

                                ARTICLE 6
                              Review Period

     6.1  Purchaser shall have sixty (60) days from the Effective Date
(the "Initial Review Period") to review and approve the content of documents and materials to be delivered to Purchaser listed above, review the planning and zoning of the Property, to make its own independent physical inspection of the Property and make such further investigations as Purchaser shall desire (herein referred to as the "Review Period"). Purchaser shall have the right to have performed any and all necessary physical and mechanical inspections, and roof and structural inspections of the Property as Purchaser deems necessary or appropriate. If Purchaser wishes to terminate this Agreement within the Review Period for any reason whatsoever, or for no reason, Purchaser may do so by written notice to Seller and thereupon Purchaser shall be entitled to the immediate return of the Initial Earnest Money and all investment income thereon. If Purchaser fails to timely give such written notice on or before the end of the Review Period, then Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 6.1.

     6.2 Within the Review Period, Purchaser shall be given unrestricted access to the Property for the purposes of investigation and testing to determine the present or past existence of Hazardous Substances. Such tests shall include, without limitation, soil tests, chemical tests and other tests as may be reasonably suggested by an independent environmental engineer or consultant. Purchaser shall pay all costs of such investigation and testing and shall indemnify and hold Seller and the Property harmless from such entry and testing and any injury to person or damage to property caused thereby.

     6.3 Notwithstanding anything to the contrary contained in this Agreement, it is an express condition precedent to Seller's and Purchaser's obligations under this Agreement that at Closing, Purchaser and Seller shall execute a lease in the form of Exhibit D attached hereto (the "Lease"). At the Closing, Purchaser and Seller also shall execute a memorandum of said Lease in the form attached hereto as Exhibit E, which Purchaser may cause to be recorded against the Property.

                                ARTICLE 7
                                 Closing

     7.1 The consummation of the transaction contemplated by this Agreement (the "Closing") shall be held on or before the date fifteen (15) days following the end of the Review Period, at the offices of the Escrow Agent or at such other place and hour as may be agreed upon in writing by the Seller and Purchaser. The date and hour of Closing are herein referred to as the "Closing Date."

     7.2  At the Closing:

          (a) Seller shall at its sole cost and expense deliver the following documents and instruments:

               (1) A General Warranty Deed for the Real Property (the "Deed"), duly executed and acknowledged by Seller and in recordable form.

               (2) Such evidence of existence, good standing, and authority to consummate this transaction and to execute the documents therefor as may be required by the Title Company.

               (3) A duly executed FIRPTA Certificate pursuant to Internal Revenue Code Section 1445.

               (4) An ALTA Statement and all other documents required by the Title Company so as to issue the Owner's Title Policy, as set forth in Section 4.1.

               (5) Documents necessary to comply with any state or local act regarding transfer of environmentally sensitive properties.

               (6) Evidence that the general ad valorem real estate taxes for the Property for 2000 and all special assessments shall have been paid in full on or before the Closing Date or an adjustment for same be made on the closing statement.

          (b) Purchaser shall at its sole cost and expense cause to be delivered all of the following:

               (1) Such evidence of existence, good standing, and authority to consummate the transaction contemplated hereby as may be required by the Title Company.

               (2)  Cash funds as required in Section 2.1(c).

          (c) Seller shall pay all costs, expenses, and premiums charged by the Title Company for the Owner's Title Policy pursuant to
     Article 5. Purchaser shall bear any additional cost for extended coverage or other endorsements required by Purchaser. Any and all transfer and conveyance taxes and/or documentary stamps shall be paid for by Seller. Seller and Purchaser shall share equally the cost of all escrow or other fees of the Title Company. Seller and Purchaser shall pay for all the costs and expenses of their respective legal counsel and consultants. Seller shall acknowledge that Seller will continue to pay the real property taxes under the Lease.

                                ARTICLE 8
                              Casualty Loss

     8.1 If any of the Improvements are partially or totally damaged by fire or other casualty, Seller shall give immediate written notice thereof to Purchaser. Subject to Purchaser's rights under the following sentence, Seller or Purchaser may terminate this Agreement within ten (10) days following receipt of any such notice, by giving written notice to the other party, in which case, unless Purchaser elects to proceed in accordance with the following sentence, Seller and Purchaser shall have no further obligation or liabilities hereunder, and Purchaser shall be entitled to the immediate return of the Initial Earnest Money or the Cash Earnest Money, as the case may be, and the investment income thereon. In the event Purchaser does not elect to terminate this Agreement as aforesaid, or if Seller elects to terminate but Purchaser wishes to proceed to close on its purchase of the Property hereunder and so notifies Seller within ten (10) days after receipt of Seller's notice, Seller's notice shall be for naught, the transactions contemplated hereby shall be closed, and the Purchase Price shall not be reduced, but all insurance proceeds that Seller is entitled to receive as a result of such damage shall be delivered to Purchaser and shall be applied to the extent necessary to restore the Property.

                                ARTICLE 9
                               Commissions

     9.1 Seller hereby represents and warrants to Purchaser that Seller has not dealt with any broker or finder in connection with this transaction and Seller hereby agrees to indemnify Purchaser for any claim for brokerage commission or finder s fee asserted by a person, firm or corporation claiming to have been engaged by Seller. Purchaser hereby represents and warrants to Seller that Purchaser has not dealt with any broker or finder in connection with this transaction and Purchaser hereby agrees to indemnify Seller for any claim for brokerage commission or finder s fee asserted by a person, firm or corporation claiming to have been engaged by Purchaser.

                               ARTICLES 10
                        Termination and Remedies

     10.1 If this transaction is not terminated by Purchaser on or before the end of the Review Period, and Purchaser thereafter fails to consummate this transaction for any reason, other than Seller's default, and such default continues for thirty (30) days following notice by Seller to Purchaser, Seller shall be entitled to terminate this Agreement and receive the Cash Earnest Money and the investment income earned thereon, as liquidated damages, as Seller's sole and exclusive remedy. Seller waives any right to enforce specific performance of this Agreement, or to bring a suit for damages incurred by Seller as a result of such default by Purchaser.

     10.2 Seller may terminate this Agreement or declare this Agreement terminated by written notice to Purchaser within thirty (30) days after the date hereof, and in such event this Agreement shall be of no further force or effect, provided that if Seller is not entitled to terminate this Agreement except for this Section 10.2, then all earnest money and interest accrued thereon shall be returned to Purchaser and Seller shall pay to Purchaser a termination fee of $300,000. If more than thirty (30) days after the date hereof Seller fails to consummate this transaction for any reason, other than Purchaser's default, and such default continues for thirty (30) days following notice by Purchaser to Seller, this Agreement shall terminate and neither party shall have any further right or obligation hereunder, except that all earnest money and all accrued interest thereon shall be refunded to Purchaser and Seller shall pay to Purchaser a termination fee of $500,000.

                               ARTICLES 11
                                 Notices

     11.1 Any notice, request, demand, instruction, or other communication to be given to either party hereunder, except those required to be delivered at Closing, shall be in writing and shall be deemed to be delivered when sent by registered or certified mail, return receipt requested, or by overnight courier service (such as Federal Express, Express Mail, etc.) as follows, or such other address as either party may provide:

     If to Purchaser:         InSite Real Estate Development, L.L.C.
                              1603 W. 16th Street
                              Oak Brook, Illinois  60523
                              Attention: Gerald J. Kostelny

     With a copy to:          InSite Real Estate Development, L.L.C.
                              1603 W. 16th Street
                              Oak Brook, Illinois  60523
                              Attention:  General Counsel

     If to Seller:            Bucyrus International, Inc.
                              1100 Milwaukee Avenue
                              South Milwaukee, Wisconsin 53172
                              Attention: John F. Bosbous

     With a copy to:          Bucyrus International, Inc.
                              1100 Milwaukee Avenue
                              South Milwaukee, Wisconsin 53172
                              Attention:  General Counsel


                               ARTICLE 12
                              Miscellaneous

     12.1 This Agreement embodies the entire agreement between the parties and cannot be modified or waived except by the written agreement of the parties.

     12.2 Time shall be of the essence of this Agreement.

     12.3 Except as provided for herein, the representations, warranties, agreements, indemnities and covenants of Seller and Purchaser herein contained shall survive the Closing. Seller and Purchaser shall each indemnify and defend the other against any breach by the respective parties of any such representations, warranties, agreements, indemnities and covenants as may be asserted or claimed by a third party.

     12.4 The captions used in connection with the articles of this Agreement are for convenience only and shall not be deemed to construe or to limit the meaning of the language of this Agreement.

     12.5 All references in this Agreement to "the Effective Date" shall be deemed to refer to that date set forth in the introductory clause of this Agreement.

     12.6 This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same instrument.

     12.7 This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located.

     12.8 If Purchaser elects to conduct this transaction as part of a like kind exchange pursuant to Section 1031 of the Internal Revenue Code, Seller shall cooperate with Purchaser to effectuate the same, including, without limitation, the execution of any necessary documents or instruments, at no cost or expense to Seller.

     12.9 The following Exhibits are attached to this Agreement and are by this reference incorporated herein for all purposes:

          Exhibit A      Legal Description of the Real Property
          Exhibit B      Initial Earnest Money Promissory Note
          Exhibit C      Exceptions to Warranties
          Exhibit D      Lease
          Exhibit E      Memorandum of Lease


          [   REGISTRANT HEREBY UNDERTAKES TO FURNISH
          [   TO THE COMMISSION COPIES OF ANY OF THE
          [   ABOVE-LISTED SCHEDULES AND EXHIBITS UPON
          [   REQUEST.



     IN WITNESS WHEREOF, this Agreement has been signed and sealed on the day and year first above written.


INSITE REAL ESTATE                  BUCYRUS INTERNATIONAL, INC., a
DEVELOPMENT, L.L.C., an Illinois    Delaware Corporation
limited liability company


By:  /s/ Gerald J. Kostelny         By:  /s/Timothy W. Sullivan
     Gerald J. Kostelny, Manager    Its: President & Chief Operating Officer